Exhibit 99.1

Contact:       Tim Johnson or Joshua Steinfeld for ClearLab, 415-397-7600
                      tjohnson@stearnsjohnson.com or jsteinfeld@stearnsjohnson.com

“AquaSoft Singles” — Revolutionary Single-Use Contact Lens Packaging

NEW YORK, July 26, 2006 — At a live event today, ClearLab, a wholly-owned subsidiary of 1-800 CONTACTS, INC. (Nasdaq: CTAC) unveiled its new AquaSoft Singles, a milestone product that ClearLab expects will revolutionize single-use contact lens wear through an innovative flat pack for contact lenses.  Representing a significant advance over conventional contact lens packaging, AquaSoft Singles defines the category for single-use contact lenses by providing easier lens access, easier right and left identification, and less storage space.  Single use lenses eliminate the hassle and irritation caused by cleaning chemicals used in conjunction with reusable lenses.

“AquaSoft Singles’ unique flat design, at one millimeter thick, represents a significant breakthrough for contact lens wearers,” said Graham Mullis, ClearLab’s President and Managing Director.  “People can carry thirty lenses in a small pack the size of an old fashioned contact lens case that only holds two lenses — or even slip two spare pairs of lenses into the credit card slot in their wallet.”

ClearLab was recently granted patents in the US and Japan for its AquaSoft Singles flat pack.

ClearLab has numerous patent claims granted or pending including:

•                  Compression of a lens in a primary package

•                  Presentation of the outside surface of the lens upon opening

•                  Unique right and left primary packaging

•                  Right and left lenses delivered in the same secondary package

“Without compressing the lens, other packaging will have to be at least four or five times thicker than our flat packs,” said Mr. Mullis.  “In addition to its small size, the benefits provided by our packaging design positively reinforce single-use, making contact lenses more like a bandage — sterile, truly disposable, then thrown away — never cleaned or reused.”

“Once patients become accustomed to having their lenses presented to them in small flat packs clearly labeled right and left, with the lens easy to find and ready to pinch off and insert, where they only touch the outside surface of the lens, we expect they will never want to return to the old days of lens mix-ups, fishing for lenses in a bowl, checking for inversion, and cleaning with chemicals,” said Mr. Mullis.

Mr. Mullis continued, “We believe ‘patient noticeable benefits’ like those provided by AquaSoft Singles will help ClearLab to expand market share and increase the number of contact lens wearers.  Our next task is to complete the development of this product and bring it to market within two years.”

Jonathan Coon, CEO of ClearLab’s parent company, 1-800 CONTACTS, added, “While 1-800 CONTACTS serves two million U.S. customers, we realize that there is a much bigger opportunity for ClearLab to offer AquaSoft Singles to the 95 million contact lens wearers and 2.5 billion visually corrected people worldwide.  1-800 CONTACTS’ ownership of ClearLab could limit ClearLab’s growth potential.  For these reasons, we have announced in a separate release today that we are evaluating a potential separation of ClearLab from 1-800 CONTACTS.”

About ClearLab

ClearLab develops and manufactures a wide range of disposable contact lens products and distributes these lenses in markets outside of the United States.  More information about ClearLab can be found at its website, www.clearlab.com.  More information about AquaSoft Singles, including hi-resolution photos and video, can be found at www.aquasoft.com.

About 1-800 CONTACTS

1-800 CONTACTS offers consumers an attractive alternative for obtaining replacement contact lenses in terms of convenience, price and speed of delivery. Through its easy-to-remember, toll-free telephone number, “1-800 CONTACTS” (1-800-266-8228), and its Internet web site, www.1800contacts.com, the Company sells almost all of the popular brands of contact lenses. 1-800 CONTACTS offers products at competitive prices, while delivering a high level of customer service.

Forward-looking Statements

This news release contains forward-looking statements about the future business prospects of ClearLab and 1-800 CONTACTS. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. Factors that may cause future results to differ materially from the  current expectations of ClearLab and 1-800 CONTACTS include, among others: general economic conditions, the health and size of the contact lens industry, consumer acceptance of ClearLab’s products, product health benefits, manufacturing operations, governmental regulations, other regulatory considerations, exchange rate fluctuations, sales and marketing plans, unanticipated costs and expected benefits associated with license agreements and supply agreements, and research and development initiatives.  Information on the websites of ClearLab and 1-800 CONTACTS, other than the information specifically referenced in this press release, shall not be deemed to be part of this press release.

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